Exhibit 99.1

Corporate Communications
817-967-1577
mediarelations@aa.com

FOR RELEASE: Jan. 30, 2015

American Airlines Pilots Approve Contract

FORT WORTH, Texas – The Allied Pilots Association (APA), representing 15,000 pilots at American Airlines, announced today its members have approved a new five-year contract which provides immediate pay raises of 23 percent and subsequent annual raises of three percent for the next five years.

American Airlines President Scott Kirby said, “Today’s results provide immediate and significant pay increases to our pilots, and represent another step forward in our integration. We are especially pleased that American is in a position to support pay increases that recognize the contributions of our pilots this early in our integration. We also acknowledge and applaud the hard work and leadership of APA Chairman and Captain Keith Wilson, the APA national officers, the negotiating teams from the APA and the company, as well as members of the APA Board.”

About American Airlines Group

American Airlines Group (NASDAQ: AAL) is the holding company for American Airlines and US Airways. Together with wholly owned and third-party regional carriers operating as American Eagle and US Airways Express, the airlines operate an average of nearly 6,700 flights per day to 339 destinations in 54 countries from its hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. The American Airlines AAdvantage and US Airways Dividend Miles programs allow members to earn miles for travel, vacation packages, car rentals, hotel stays and everyday purchases. Members of both programs can redeem miles for tickets as well as upgrades to First Class and Business Class. In addition, AAdvantage members can redeem miles for vacation packages, car rentals, hotel stays and retail products. American is a founding member of the oneworld alliance, whose members and members-elect serve nearly 1,000 destinations with 14,250 daily flights to 150 countries. Connect with American on Twitter @AmericanAir and Facebook.com/AmericanAirlines and follow US Airways on Twitter @USAirways.

###